Exhibit 23(e)(1)(c)

FORM OF

DISTRIBUTION AGREEMENT

SCHEDULE A

List of Series

Approved as of July 28, 2006

Amended and Restated as of September 29, 2006

AARP Funds

AARP Conservative Fund

AARP Moderate Fund

AARP Aggressive Fund

AARP Money Market Fund

AARP Income Fund

AARP FUNDS		ALPS DISTRIBUTORS, INC.

By:		By:
Name:	Larry C. Renfro	Name:	Jeremy O. May
Title:	President	Title:	Managing Director
Date:	___________________	Date:	___________________